Exhibit 99.1

FINAL TRANSCRIPT

Thomson StreetEvents SM

Conference Call Transcript

TDW—Q1 2008 Tidewater Earnings Conference Call

Event Date/Time: Jul. 26. 2007 / 11:00AM ET

CORPORATE PARTICIPANTS

Dean Taylor

Tidewater—Chairman, President, CEO

Keith Lousteau

Tidewater—EVP, CFO

Jeff Platt

Tidewater—EVP Day-to-Day Marine Operations

CONFERENCE CALL PARTICIPANTS

Jim Crandell

Lehman Brothers—Analyst

Ken Sill

Credit Suisse—Analyst

Pierre Conner

Capital One Southcoast, Inc.—Analyst

Daniel Burke

Johnson Rice & Company—Analyst

PRESENTATION

Operator

Good morning. My name is Stacy, and I’ll be your conference operator today. At this time I would like to welcome everyone to the fiscal 2008 first quarter earnings conference call. All lines have been placed on mute to prevent any background noise. After the speakers’ remarks, there’ll be a question and answer session. (OPERATOR INSTRUCTIONS)

At this time I would like to turn the call over to Dean Taylor, Chairman, President, and CEO. Thank you, sir, you may begin your conference.

Dean Taylor —Tidewater—Chairman, President, CEO

Stacy, thank you very much. Good morning, everyone and welcome to the Tidewater fiscal 2008 first quarter earnings conference call. I’m Dean Taylor, Tidewater’s Chairman, President, and CEO and I’ll be hosting the call this morning. With me today are Keith Lousteau, Executive Vice President and CFO, Joe Bennett, Senior Vice President, Principal Accounting Officer, and Chief Investor Relations Officer. Steve Dick, Executive Vice President in charge of Strategic Relationships, Shipyard Operations, Vessel Acquisitions and Dispositions. Jeff Platt, Executive Vice President in charge of Day-to-day Marine Operations, and Nancy Morovich, Senior Vice President of Strategy and Analysis.

We will follow our usual format that morning. I’ll start with start with some comments about our just released first quarter fiscal 2008 earnings. Following my remarks, I’ll turn the call over to Keith for a detailed review of the numbers as well as a status report on our new build and vessel replacement programs. I’ll then return with a discussion of our view of our markets and a review of our strategy. We’ll then open the call for questions.

At this time, I’ll ask Keith to read our Safe Harbor statement and then we can get started.

Keith Lousteau —Tidewater—EVP, CFO

During today’s conference call, Dean, I, and other Tidewater Management may make certain comments and statements, which may be considered forward-looking. I know that you understand that there are risks, uncertainties, and other factors that may cause the Company’s actual future performance to be materially different from that stated or implied by any comment that we may make during today’s conference call.

Dean Taylor —Tidewater—Chairman, President, CEO

Okay. Let’s begin. There have been a number of positive developments since we addressed you on our last quarterly call. First, on the safety front, we just completed 94 consecutive days without a lost time accident. As you may remember, in our last earnings call, I reported we had started off this fiscal year with two separate incidents that resulted in the death of two of our co-workers. Since that time, the employees of Tidewater have redoubled their efforts to operate our vessels in the safest manner possible. I’m pleased to report that Tidewater has not had any further lost time accidents. Our total recordable incident rate, or TRIR, for the quarter was 0.19 for 200,000 man hours. Excluding the two earlier incidents, it was 0.15, much more in keeping with the performance of the Company, consistent with our objective of providing an accident-free working environment for our employees and is customers.

Second, from an operations perspective, we had a very strong quarter. Our overall fleet utilization rate was almost 78%, up from last year’s first quarter, but down slightly from the fourth quarter of fiscal 2007. Something Keith will delve into with you. More importantly, our fleet average day rate in the quarter was $9,852, up nicely from both last year’s first and fourth quarters. This key indicator, which demonstrates just how tight the offshore supply vessel market is confirms the continuing health of both U.S. and international markets. And I’m pleased to report that Tidewater set a new record during the quarter. When it signed a new $54,750 per day contract for term work for one of our international deep water vessels to begin early in 2008. The highest term day rate in the history of the Company.

Third, we put a net four new vessels to work during the quarter, providing evidence that our fleet renewal program continues to pay benefits for Tidewater’s shareholders. And at June 30th, we had 45 vessels under construction. More importantly, we continued to order new builds and conclude purchases of additional vessels already under construction. Helping Tidewater to upgrade its fleet and improve its earnings power. Today, our new vessels, those added since our fiscal year 2000 account for approximately 26% of our fleet. But more impressive, these new vessel generated around 52% of our profits this quarter.

Finally, our Board authorized a new $200 million share repurchase program to replace the prior one that expired at quarter’s end. This program allows us to continue to return value to our shareholders while also maintaining our financial strength. Our debt to total capitalization at present remains low at 14%. And no net debt. Even after we invested $195.5 million in new vessels, and $154 million to repurchase 2.6 million shares over the last 12 months. At quarter end, we had $355 million of cash. Significant, untapped debt capacity. And we continue to generate very strong cash flow, that when combined, should support share repurchases, new vessel construction, or merger and acquisition opportunities that may materialize.

The other issue I want to update you on is the investigation of our operations in Nigeria. As you have no doubt seen from other recent press releases and media reports, we are not the only American oil service company that is reviewing its operations in Nigeria. These announcements have not been surprising to us, given that we view this to be an industry issue. Our investigation is still underway at this point, conducted by a Washington, D.C. based special council engaged by our audit committee. Because of this, we are not able to update you on findings at this time.

Currently, Nigeria represents about 9% of our revenues. And while we may encounter some negative short-term effects over the longer term, we do not believe the overall effect will be material to Tidewater’s financial results. We and others in the industry are working diligently to identify an acceptable resolution of the issue. We are reasonably optimistic that our resolution will be developed. But we are also developing plans to redeploy vessels to other markets should that become necessary in the interim.

Now on to the earnings. Keith will walk you through the first quarter numbers, then I’ll come back to give you some of our thinking on the outlook for Tidewater and the industry. Keith?

Keith Lousteau —Tidewater—EVP, CFO

You will note that our press release, which we submitted earlier this morning is an expanded press release from our historical format, and that we tried to include as much operational information as possible in that press release. From that, you will note that we will not be filing our June 30th Form 10-Q today. That’s a deviation from our prior practice of filing at the same time as our earnings release. The reasoning behind our not filing our 10-Q today is really twofold. First, Tidewater is required this quarter under GAAP to adopt FIN 48, new pronouncements dealing with uncertain tax positions, and it is effective for Tidewater as of April the 1st. We have not yet as of today completed our review of all possible includable situations in the adoption of FIN 48. You will please remember that the adoption of FIN 48 will not affect current earnings when we come up at our final calculations, but it will involve the mere completion of by recording of any appropriate open liability that we may have on certain tax positions with an offsetting charge to stockholders equity.

The second reason we are not filing our 10-Q today is that we all consider it it’s in our best interest in the quest for the most complete disclosure possible regarding the ongoing Nigerian investigation, we believe that a delay in 10-Q filing to include as much up-to-date disclosure as possible is in the best interest of everyone. So, enough, if you go to the press release, you will find generally all of the operational tables that one would normally go to the 10-Q to find.

As Dean said, we announced this morning a quarter that came in at $1.55 per share. That is compared to a year earlier same June quarter where we were — we reported $1.23 per share or a nice 26% increase in earnings per share. On a revenue basis, the year-on-year, in this June quarter, we’re reporting marine revenues of 293 million, which is once again a nice 13.2% increase from the year ago quarter, which came in at $258 million. The quarter itself, as Dean said, we think is a solid quarter at 155. As I go through some numbers, I will be speaking of quite a few of exceptional type items. I only will make mention of those items to make you better informed as to the true nature of Tidewater’s business today, and you can utilize your own ability at the factor those items either into your thinking of future operations or out of future operations. Want to make it known that the mentioning of them is not intended to be an excuse in any form or fashion, merely a statement of fact of items that did affect the quarter.

Speaking of revenue, first. Historical observation that revenue this quarter from domestic operations totaled 15% of our worldwide income. In my 30 years with Tidewater, I can never remember a point where our domestic operations contributed such a small portion to our worldwide revenues. Quarter on quarter, the June quarter revenues were up 2.1% over the March quarter. That is reflected by a 4.75% in international revenues, up to right at 250 million and offset partially by 11.4% diminishment in domestic revenues. During the quarter, we did take and move another two vessels out of the Gulf of Mexico, and you surely remember that over the last 2 or 3 quarters, we have moved from the Gulf of Mexico a substantial amount of equipment.

A note that I need to remind everyone here was, in reviewing the transcripts of the March phone call, we tried to remind everyone that this was a quarter, the June quarter was a quarter where we expected exceptionally high dry dockings, and particularly dry dockings in relationship to our older over 25-year vessels, dry dockings that get capitalized on the balance sheet. As one goes through the cost numbers this quarter on a comparison basis, and you look at the charge, the expense for R&M, it does not leave one with the accurate impression of what happened to the Company. We, effectively, this quarter had about  1/3 more off charter revenue days associated with capitalized dry dockings than we had last quarter. As Joe and I can best calculate it, the revenue loss this quarter verses last quarter from the increased capitalized dry dockings is somewhere between 5 to $7 million. So, to have the 2.1% increase in revenue in a quarter where we had an unusually high capitalized dry docking situation, we think, does speak well for the quarter from a revenue perspective.

You will note that that dry docking schedule, the capitalized dry docks, they do not show up financially through expensing for dry docks, but where they show up is in your utilization factors. Those vessels are accounted for as being available for every day during the 90 or 91 day quarter and they show no revenue during that period. So, the actual diminishment in revenue for the quarter should not be interpreted as a back off in the demand for our vessels. When we get into utilization, and we will report some numbers that are slightly less than last quarter, that is the items that are directly tied to an exceptionally high dry docking schedule from the older fleet, from the capitalized portion of our dry docking programs. So that takes care of revenue a little bit.

Getting into operating costs, I know on this phone call last quarter, I gave guidance of — we thought operating costs would fall in the $133 million range. We’re reporting to you a number of $138.5 million range, and once again, some explanation is in order. We have 2 or 3 items affecting the number this quarter. One of the items you will note. When you look at crew costs comparable from quarter to quarter, we would caution one from interpreting as meaning — those numbers as meaning a significant increase. Two things we had during the quarter, a settlement of an old labor claim case in California where you are forced to pay you seamen on an hourly basis, so we had excess crew costs from an operation that we no longer have within Tidewater. We sold our crew boat division about 2 years ago.

And another item that has crept in this quarter into crew costs is the devaluation of the U.S. dollar as it is reflected around the world. Particularly in Brazil, where we collect a large portion of our revenue and local currency, that currency became quite stronger against the U.S. dollar in the quarter. The payment of local seamen therefore comes through the financial statement at an increased cost. And even though the increased cost is sitting there, it is an almost economic no affect to Tidewater because revenues on that local currency are also stepped up by the same amount. Crew costs came in basically 2 to $3 million higher than we had anticipated, and both of those, one tied to a foreign exchange situation and one to the situation of the settlement of the lawsuit in California.

The one big item that really jumps off the page when one compares last quarter to this quarter is the category that we’ve called insurance. Please be reminded that the category of insurance expense to Tidewater is made up of two components. One is the actual dollars that we pay to insurance companies, basically through the London markets to ensure excess losses. The balance of the item that we call insurance is the portion of our risk management program that we keep within house, the deductible portions of our programs, and unfortunately, as Dean mentioned to you earlier, we did not start the year with a very good safety program.

Early in the quarter, we had two severe incidences. We take the position of trying to take our maximum liability for self-retained losses and to accrue those throughout the year. And then as the year develops to take back credits if it does not look like that we are going to approach the full level of our deductible. We felt, unfortunately, in this quarter that we were not at a point just yet, although the safety record has turned dramatically around. We did not think we were at a point yet to start reversing any of the self-retentions accruals that we may have. So insurance costs as such are coming out somewhat higher this quarter than we had anticipated. But it’s nice to be reminded that that is not a permanent cost just yet. Your safety record is made up of what happens over 365 days for the year and not over 90 days, but out of a sense of conservatism and caution, we have booked insurance in this quarter at the maximum exposure to Tidewater. So as not to have to charge any future quarter. So the overall increase, up to 138 million, we can attribute directly to additional crew costs and to some insurance numbers.

Even with those items and even with the effect on revenue of the additional dry dockings, our cash operating margins for the quarter still came in at 52.7%, a very high rate, not quite as nice as the 54.2% of last quarter, certainly in line with where we were a year ago when we were reporting cash margins of 53.7%. In doing the best we can to kind of factor out those items and to look at the September quarter to give you some guidance on the September quarter cost numbers, I do need to be careful when I speak of the word guidance. There was some confusion last quarter in looking at our best estimate of operating costs for the upcoming September quarter. We would think somewhere in the range of 135 to 140 is the safe place for us to put our projection. We think that with the safety record continues on, something in the 135, 136 range, but potentially it could go as high as 140.

Capitalize — regular dry docks, regular R&M budgeted for this quarter is almost in line with last quarter. We don’t expect any major increase or decrease in regard to that item. We do, when we look at this quarter, expect some relief from the extensive dry dockings of the capitalized vessels that we had last quarter. This quarter should show some relief, not going back to the level of the previous March quarter, but certainly, as we look forward, the amount that we have budgeted for that in the third and fourth quarter of this year will show some material reductions from the level of last quarter and the slightly reduced level of the September quarter that we are facing.

Looking at some individual statistics on the fleet itself. Remind everybody that we did have an additional 2 vessels leave the Gulf of Mexico during the quarter. We currently, as Dean mentioned, one of the four vessels with took delivery of last quarter is a new deep water vessel. Even though the statistics for last quarter would indicate an average of 6 vessels, deep water in the gulf today we’re operating 7. The average quarterly day rate for deep water activity in the Gulf of Mexico in June was $23,432.

That number appears to be down substantially from the June quarter of 28,305, but once again, if you’d remember we had the one big anchor handler, [I’ll call a thorn] vessel, that was operating in the gulf during the March quarter. And for a substantial portion of that time, it was at a day rate of about $70,000. More importantly, though, it is important to note that as we speak here today, the 7 boats in the deep water Gulf of Mexico are earning an average of about $24,300 a day. Utilization in the gulf last quarter in the deep water segment averaged about 91.3%. Today we’re pretty much in line with that averaging 91.7 to about 92%.

The normal supply, towing supply division in the Gulf of Mexico. We have about 36 boats in that class. Day rates for the quarter ending June came in at $11,951. That was down slightly from the $12,461 we reported the previous quarter. But as we sit here to date, today the average rate is right about $12,300. So a small diminishment during the quarter, but one that seems to have picked back up. We had utilization of 61% of that class during the June quarter. And currently, we’re experiencing about 63%.

Flipping to the international markets, which you will remember I’ve defined as now generating up to 85% of our revenues. In the deep water segment, we had 30 vessels operating last quarter. We continue to have 30 vessels as of now. That number will be enhanced with some deliveries over the balance of this year, which will be talked about later. We had an average day rate in the deep water segment last quarter of 23,175, which shows a more than, perhaps, accurate increase from the previous quarter where we had a number of 21,893.

All of that day rate increase is not a permanent increase that carries forward into the September quarter, we want you to know. We had a few vessels that had relocated to their new locations to assume new jobs. They had a few days of off charter time before the start of the new job, worked in the spot market at some rates that approximated 80 to $100,000 a day. Once again, we had to call a thorn, which moved from a domestic classification to a foreign classification at a high day rate. All of those kind of helped come in at the 23,175 average for June. More importantly, now as we sit here to date, our average, as we sit here today in that class for the September quarter going forward is a number of about $22,450, which when you look at it is a nice increase from where we were when we reported the March quarter.

Utilization last quarter remains quite strong in that class at 93.6 — 96.3%, basically all vessel available worked every day available. We did have some dry docks in that class. Currently we’re continuing to operate at about 95% utilization.

The international supply and towing supply division, which is now made up of about 219 vessels, showed a nice day rate increase during the quarter to where the average in that class is now $9,478, up nicely from the previous quarter’s 9,142. And as we sit here today, we continue to see improvement in that core class of Tidewater vessel where we calculate today’s average day rate at about $9,750. Utilization last quarter was at about 77.4%. As I mentioned, that number was down slightly from the previous quarter’s 79.7%. Most of that tied to, this is the core fleet, many of the older vessel fall into this category. That extensive dry docking that we had last quarter falls into this category. So once again, statistically utilization was down a little bit for the quarter. But we don’t think that should be interpreted as any diminishment in the demand of our vessels in that class.

Today we continue to run utilization in that class at about 77.3 or 4% right in line with where we were last quarter. Once again, right in line with the magnitude of dry docks that we expect to incur during this quarter. On the capitalization portion that we spoke of earlier. Overall, when we talk about a fleet of 419 vessels, it’s really nice to be able to report that the worldwide average day rate of every available vessel for last quarter, for the June quarter ,rose to $9,852, which was up nicely from the previous quarters, $9,577, and as we sit here today today’s average day rate at about $10,035. So a continued increase in day rate from quarter to quarter. Once again, we think utilization this quarter worldwide should be similar to last quarter with perhaps some pickup of somewhat fewer vessels in that capitalization category under repair and maintenance.

Dean has already briefly spoken about the balance sheet. We did have $350 million in the bank at the end of the quarter. We had an equity of about $1.9 million. That number will not be affected to any material or significant amount by the final FIN 48 calculation that we do make.

Looking a little bit at cash flow, as Dean mentioned, we have 45 vessels under construction today. A total contracted cost and value of about 725 million. We still have 524 million of that program yet to be funded. That 524 is scheduled to be funded with about $198 million of payments over the balance of this fiscal year ‘08. The scheduled contracted payments for fiscal ‘09 are 197 million with the balance of 129 million due for payment over the year fiscal ‘10. We do have 18 vessels scheduled for the delivery for the balance of this year. You’ll be able to pick that up from the schedules included in the press release today. That’s basically made up of 11 international, 8 for handlers, 4 platform supply vessels, 1 tug being built to a contract, and 2 crew vessels.

I’m told that when I talked about the 10-Q filing, if I omitted the fact that we do expect, we fully expect that we will be filing the 10-Q on time on a timely basis. As we sit here today, we know of no reason that it would not be filed. I may have used the word delayed, being filed on a delayed basis, that was not intended to infer that it would be beyond the statutory deadline of statutory data, I think which is August 9th. As soon as we get the Nigerian investigation to a point of reference that’s significant from what we’ve already done and we’ve already completed our FIN 48 numbers. We will take that time and file the 10-Q.

I’ll be available to answer any additional questions. And back to Dean for the rest of his comments.

Dean Taylor —Tidewater—Chairman, President, CEO

Thanks, Keith. Now that Keith has reviewed the details of the quarter, there’s two topics I’d like to touch on before we take questions. First is the issue of operational conditions around the world as we see them here at Tidewater. The second is our investment strategy for growing the Company.

A few weeks ago Lehman Brothers released its mid-year 2007 exploration and development spending survey, which showed an anticipated 12.8% increase in operator spending this year up from the 9.6% increase projected in the December 2006 survey. As the survey results showed, domestic spending this year is projected to increase about 5%. On international spending, excluding Canada, should jump about 20%. From our perspective, if Lehman’s projections prove out, we see those spending trends being translated into increased offshore work, and primarily in international markets where we are strongest.

Our domestic fleet utilization rate was slightly over 70% while internationally it was 79%. Our international contracts tend to be of longer duration. So utilization trends there are more stable. Excluding our 48 stacked vessels, our vessel utilization rate reflects virtually full utilization of our fleet, something we expect to continue, subject to the timing of vessel dry docks. As the Lehman survey suggested, spending internationally is increasing faster than domestically. And it is being reflected in our results.

As Keith reported, during the quarter, we mobilized two vessels out of the Gulf of Mexico to capitalize on better international contracts and future work prospects. As demonstrated by our new deep water vessel record terms day rate contract. Overall as of today, about 87% of our fleet is working internationally. Further demonstrating that Tidewater is an international company and that our earnings now are increasingly less dependent on trends in the Gulf of Mexico.

Still, it’s our belief that investors remain concerned about the health of the Gulf of Mexico market, primarily the shallow water segment and short-term views of natural gas prices. Some things like ultra deep drilling for gas and the availability of new build jack-ups will eventually change the nature of the shallow water Gulf market. But for now, activity levels tied to the shallow water are depressed. We note that we only have a limited presence in the shallow water gulf. And we feel that our exposure there is properly managed. The deep water Gulf of Mexico market remains primarily an oil province and its future looks solid. We expect to remain a deep water player going forward, while we continue to size our domestic fleet to the level of shallow water activity that we see.

Internationally, where Tidewater is strongest both in geographic scope and in fleet numbers, we see positive trends for activity and day rates. We see continued new demand for vessels to support increased exploration and development activity undertaken by our customers. These demands include larger and more capable vessels, such as those we are building and buying. That demand should enable us to continue to reprice contracts at higher day rates, which should offset rising operating costs.

Our business strategy has evolved over a number of years, starting even before I assumed this job. It reflects a few simple principles. First, we are engaged in a long-term effort to renew and upgrade our fleet. Second, we are working with our customers to understand and meet their needs, both operational and geographically, and in the safest possible manner. Third, we want to accomplish both while maintaining a strong balance sheet that provides us the cash and borrowing capacity to fund our fleet renewal and growth, and will enable us to take undertake a strategic acquisition should the right opportunity come along at the right time and at the right price. Fourth, while awaiting the right acquisition opportunity, we are returning cash to our investors by buying shares and reviewing our dividend policy. As well as other financial moves that may help us to lower our weighted cost of capital. Finally, we have implemented an EBA compensation system to make sure that the rewards to our managers are aligned with the value created by the capital that our shareholders have entrusted to us.

As we look forward to the balance of fiscal 2008 and thereafter, we see significant opportunities to increase our earnings and further strengthen Tidewater. Challenges exist, but by remaining prudent in our actions and conservative in our finances, we believe we are well protected on the downside, while remaining very well positioned to capitalize on the upside. Our 8,000 employees and their management continue to work daily to earn the confidence of our investors who provide us with the capital necessary for our business.

With that, Stacy, we are ready to open the call to questions.

QUESTION AND ANSWER

Operator

(OPERATOR INSTRUCTIONS) Your first question comes from the line Jim Crandell.

Jim Crandell —Lehman Brothers—Analyst

Hello, Dean.

Dean Taylor —Tidewater—Chairman, President, CEO

Hi, Jim. How you doing?

Jim Crandell —Lehman Brothers—Analyst

I’m doing well, and you?

Dean Taylor —Tidewater—Chairman, President, CEO

Not bad, thank you.

Jim Crandell —Lehman Brothers—Analyst

Dean, with the understanding that you really don’t participate in the North Sea market, what do you read into the, I guess the significant drops we’ve seen in spot rates in the North Sea? And do you think that vessels who are on the spot market could potentially leave that market for other international locations?

Dean Taylor —Tidewater—Chairman, President, CEO

Sure, they can potentially leave. Most of those vessels have been built for that market. And most of those people like to stay there as long as they’re getting some kind of adequate return on their investment. I’m not, I think, Jim, some of the presentations that we’ve made through time, we have actually sort of predicted some of that would happen in the North Sea, one of the reasons why we’ve not been as big of player in that market as some others as we sort of felt like that might happen. But we feel confident of our positions in our other markets. We may see some people come try to challenge us in some other places with equipment from the North Sea.

But the day rate that turned out to be a record term day rate for our company was in a tender where some vessels from the North Sea were competing against us. Is it a concern, of course? Is it an overriding concern? No. We’ll see how it develops. But I do think that the North Sea, as we had stated, was on fire back in the winter and it’s just not quite as hot right now.

Jim Crandell —Lehman Brothers—Analyst

Okay. Dean, could you take a shot of the 600 or so vessels on order. How many of those do you consider competitive vessels? And also take a shot at how many of those you expect to be delivered over the next year.

Dean Taylor —Tidewater—Chairman, President, CEO

Well, nominally, there are about 87 that are supposed to be delivered in calendar year ‘07. Of that number, I’m not quite sure, I haven’t gone down and tried to determine how many would be competing against us. But there are a fair number that are special purpose vessels and construction vessels that get thrown into the count, and that we would not consider to be in our primary core markets. Although, as we examine potential markets into which we may move, if we moved into some construction markets or into some of the more sophisticated markets, then they would present more competition. Anyway, there are about 87 that are supposed to be delivered in calendar ‘07, 111 are supposed to be delivered in calendar year ‘08. There has been significant slippage from the ones that were supposed to be delivered last year, there were a number flipped into this year. And I would expect there would be a significant amount of [flippage] from those that are supposed to be delivered this year into next year and cascading on through time. So it’s something that we watch pretty closely, Jim. But again, I like the program that Steve has implemented here at Tidewater. I like where we are positioned with our own building program. I think that maybe some of the white hot asset prices might not be quite so white hot in time. Who knows, they’ve been really hot recently. Does that answer your question, Jim?

Jim Crandell —Lehman Brothers—Analyst

It does, Dean. I have one more too. Could you comment if there have been any changes in the vessel acquisitions market? And were you at all interested bidder for the Nabors fleet?

Dean Taylor —Tidewater—Chairman, President, CEO

Well, we were interested in the Nabors fleet. We took a look at it. We didn’t — we weren’t successful, as is clear. I think that one of the things that certainly was foremost on my mind was that Tidewater doesn’t need any more old boats. And one of the things that prevented us from maybe bidding as high as the successful bidder did, was that I just didn’t — and even the new boats are 10 or 11 years old. We, I thought, I just felt like we would rather put our money into new ships, do a better job of reducing our overall fleetage. And so that’s why, that’s why we didn’t bid maybe as high as successful bidder then. Does that answer your question?

Jim Crandell —Lehman Brothers – Analyst

Yes to the second part. The first part is if you’ve seen any change in overall conditions in the acquisition market on a global basis?

Dean Taylor —Tidewater—Chairman, President, CEO

Not yet. Asset prices are still rising it seems. And I don’t know when it’s going to turn. But right now the asset prices are still rising.

Jim Crandell —Lehman Brothers—Analyst

Okay. And I guess one final question. If I may, Dean. As your vessels that you are building are preparing to exit the yards, are you seeing multiple interests on the part of operators in your vessels? Or are you attempting to just negotiate with your good customers? Right off, what’s your strategy with the newer vessels as they come out into the market?

Dean Taylor —Tidewater—Chairman, President, CEO

Our strategy is to put them all to work at obnoxious rates, as fast as we can. And that’s our strategy. But I’ll let Jeff respond. I’ll let Jeff respond as to what’s actually happened. But I think — I think it’s fair to say that the competition for the vessels as they come out has been keen among our customers and, Jeff, would you like to answer that?

Jeff Platt —Tidewater—EVP Day-to-Day Marine Operations

The only difference, we did have several real key customers that we know what their ongoing needs are. But after that, Jim, it’s a world market and we have lots of clients in every market. We offer across the board. And just look for the best fit for Tidewater.

Jim Crandell —Lehman Brothers—Analyst

Jeff, is it really a seller’s market out there? And that, usually see your newer vessels would have multiple indications of interest and opportunities?

Jeff Platt —Tidewater—EVP Day-to-Day Marine Operations

Yes. It’s consistently — we’re weighing term jobs with varying term and varying day rates and again trying to put the asset where it makes the most sense for Tidewater. But fortunately, we have with all of our new construction and our forward-going basis, some of those vessels have contracts already in place going out to our fartherest out delivery. So we’re fortunate that we can pick and choose the markets and have several options on virtually all of those deliveries as they come out.

Jim Crandell —Lehman Brothers—Analyst

Okay. Great. Dean and Jeff, thank you.

Dean Taylor —Tidewater—Chairman, President, CEO

Jim, thank you very much.

Operator

Your next question comes from the line of Ken Sill.

Dean Taylor —Tidewater—Chairman, President, CEO

Hi, Ken.

Ken Sill —Credit Suisse—Analyst

Yes, good morning, guys. And I’d like to thank Keith for putting the information in the press release since the Q’s not coming out. Couple of questions. It’s very curious, given the decline in the Gulf of Mexico rig count to see, I’m not surprised at the strength in the deep water vessel, but I am surprised how well rates are holding up for the older standard supply boats. Could you maybe give us a little bit of insight into that? I know there’s a lot of construction and commissioning work going on. But what’s driving the demand in the prices (audio difficulties) market?

Dean Taylor —Tidewater—Chairman, President, CEO

Jeff is probably in the best position to respond adequately to that. Jeff?

Jeff Platt —Tidewater—EVP Day-to-Day Marine Operations

One of the things we have done, and this is going back several quarters, is we have moved equipment out of the Gulf of Mexico, which at least for us has kept the supply demand in pretty good balance. At the end of the day, that curve, that demand supply is still in fairly good balance.

Dean Taylor —Tidewater—Chairman, President, CEO

Ken, we told everybody last quarter that we thought that the fall off in rates in the gulf hit bottom, and in fact that’s what’s occurred.

Ken Sill —Credit Suisse—Analyst

Absolutely. Kind of a longer term question. If you look at the fleet, your contention is that as new boats come on and the older boats hit the 25-year plateau, you’re going to see some of those boatsgetting scrap. You guys pretty much balance the Gulf of Mexico on your own fleet with taking capacity out of the market. How do you think that’s going to play out on a global scale as the new boats continue to be delivered?

Dean Taylor —Tidewater—Chairman, President, CEO

The old boats will be removed when they have to, Ken. They’ll be shoved out at some point. With question is at what point? And the question is how much — to me the key question is not what happens to all the old boats, the question to me, the key question is what happens to all the old rigs? As the 100 plus new rigs come into the market, if they all stay working, then I think that creates one set of — one scenario. If not all the rigs are working, then that’s another scenario. But I think, my own feeling is that all of the rigs are going to remain working. Worldwide demand for the product is going to, in the scarcity of the asset, and the scarcity of opportunities for the asset, are going to keep all those rigs working. So I think that — I think that a lot of the new tonnage is not going to be displacing some of the old tonnage as fast as some other people might think. But even if that’s wrong, if the new tonnage does come in and some of the old tonnage gets displaced, I think — I still think we’re still in pretty solid shape. I’m not quite sure that that answers your question.

Ken Sill —Credit Suisse – Analyst

It does partially. I guess the issue is, you generally don’t see old boats go away until margins, cash margins diminish. And that doesn’t appear to be happening. But there is roughly, if you about a quarter of the new builds out for specialty, there’s about 4 times as many boats coming as rigs. And if even if boat to rig ratio goes up to 2, it seems like at some point you’ll be in oversupply. Clearly there’s been no evidence of that given the strength in rates.

Dean Taylor —Tidewater—Chairman, President, CEO

Ken, one thing I would — the 2 to 1 boat to rig ratio, I’m not sure that’s a good ratio, even in the North Sea which is a very mature market, and in the Gulf of Mexico, which is a very mature market, you look at boats working and numbers of rigs working, there are — there’s a greater ratio than 2 to 1 of boats to rigs working. And in the rest of the world, the ratio is, of course, higher, because it’s not as developed as those two markets. And finally, I think if you took a look at the ratio of worldwide boats, the worldwide rigs, and you said to yourself, okay, for the most part most of the boats are working and most of the rigs are working and you looked at that ratio, you would find it’s a far different ratio than 2 to 1. So the 2 to 1, I’m not sure where it came from on any one particular rig. There may be two boats servicing it. But if you look at a proxy for all oil field activity, which includes construction, development, exploration, production, and seismic, then the ratio is far different than 2 to 1.

Ken Sill —Credit Suisse—Analyst

All right. Thanks, Dean.

Dean Taylor —Tidewater—Chairman, President, CEO

Okay, Ken, good talking to you.

Operator

Your next question comes from the line of Eric Conner.

Pierre Conner —Capital One Southcoast, Inc.—Analyst

I think —

Dean Taylor —Tidewater—Chairman, President, CEO

Hello, Eric.

Pierre Conner —Capital One Southcoast, Inc.—Analyst

I think that’s me.

Dean Taylor —Tidewater—Chairman, President, CEO

Used to be Pedro. (laughter)

Pierre Conner —Capital One Southcoast, Inc.—Analyst

Dean, first on your U.S. flag vessels working in international operations, so if we add an additional two moved out, I’m thinking that there’s somewhere in the neighborhood of 52 vessels in international ops and I understand the strategy of good overhang versus to keep other new competitors from coming in. But shrinking market. What’s your thought there relative to — and if you could quantify sort of your added costs of keeping them U.S. flag in those international ops?

Dean Taylor —Tidewater—Chairman, President, CEO

Well, the added costs would be some personnel costs, but not too significant. You have a cost of inspections, Coast Guard inspections are a little bit more rigorous sometimes in some of the classification agencies. But not classification agencies have become much more rigorous, as well. So taxation is an issue. The U.S. flag and they’re still going to be taxed at U.S. rates. So, that’s an issue. So, that’s really the bigger issue rather than personnel cost or inspection costs.

Pierre Conner —Capital One Southcoast, Inc.—Analyst

In the current situation with this diminished shallow water markets and for the near term, even potentially more regulating, do you still want to keep that amount of fire power so to speak, so you could move back in?

Dean Taylor —Tidewater—Chairman, President, CEO

Well, Pierre, the Gulf of Mexico has been pronounced dead three or four times. In 1991, John Laborde, my predecessor’s predecessor said that — called it the Dead Sea, if you recall. And it sure, like Lazareth, come back to life a couple of times since then. I think if you look geopolitically, right now the Gulf of Mexico is weak as compared to the worldwide market. But the worldwide market’s white hot. And I think the assess issue for the isle of seas is ultimately going to drive some of them back to the Gulf of Mexico.

Now that’s only going to happen when some more rigs become available. So as some of the new build rigs get back into the marketplace, I would expect we’ll see some rigs migrating back to the gulf. Now a lot’s going to depend on hurricane season, what happens this season, let me touch wood. And insurance rates and everything else. You look at the — you just sort of look at the supply side of the problem. I’m talking about the product. I think we’re going to see more activity yet in the Gulf of Mexico. How long that’s going to take, who knows whether it’s this year, next year, or the year after that. We’re not writing off the Gulf of Mexico and we want the capability to come back.

Pierre Conner —Capital One Southcoast, Inc.—Analyst

Okay. And that actually leads into my next question about the new builds. It seems to me that the rigs coming into market really start more in ernest in the second half of this year and really in ‘08. And so are you beginning to get inquiries for strictly the support piece of that? And I can certainly acknowledge that it’s well more than 2 to 1 boat ratio on an overall basis. But just for those, are you getting inquiries for these additional rigs? Or is that sort of the last thing people are thinking about?

Dean Taylor —Tidewater—Chairman, President, CEO

Well, Pierre, we’ve got several tenders active now and talking to the operators. They’re not waiting til the last minute. When they’re looking at the cost of these vessels and the spread costs of the rigs, excuse me, that can exceed on some of these new builds, spread costs can exceed $800,000 to $1 million, they want to make sure that they’ve got the proper vessels lined up for that. We’re actually seeing operators line up our side of the business to coincide with the deliveries of those rigs.

Pierre Conner —Capital One Southcoast, Inc.—Analyst

Could you see an increase in that? Do you anticipate looking at the delivery schedules, what the [suppliers] are getting at over the next 6 months that you ought to be getting more? Or are you at the right rate so far?

Dean Taylor —Tidewater—Chairman, President, CEO

Well, I can’t say that of the 100 or 120 new rigs coming out we’ve got a tender on all of them. Certainly we’d like to see more. But it’s a healthy discussion with the operators to make sure that they’ve got the right equipment lined up for that. And the other piece to that, Pierre, is these rigs as they come out with the major operators, frequently it’s a multi-country or multi-geographic location where their drilling programs are. And they’re looking more to Tidewater who has that footprint to work with the rigs. That’s one of our real strengths.

Pierre Conner —Capital One Southcoast, Inc.—Analyst

Good point. Housekeeping for Keith. You did, during the quarter, or maybe you could give us a current share count as the end of the quarter exit rate?

Keith Lousteau —Tidewater—EVP, CFO

I did — I kind of blew that one. I thought I was going a little fast and speeding on you. I did want to remind everybody that we bought back 1.7 million shares during the quarter. We spent $114 million. That’s all been previously announced at an average share price of $67.13. We ended the quarter with outstanding shares of about 55.7 million, or 55.5 million, that’s about 500,000 less than what we showed as the average outstanding last quarter. And we had a heavy exercise or issuance of options during the recent stock run. So the share count should be down next quarter by about 500,000 on the outstanding side and perhaps a few on the stock equivalent side also since we have less options outstanding.

Overall, we’re kind of estimating some numbers, this quarter when we did our fully diluted earnings calculations we had about 56.5 million utilized. Something slightly less than 56 million, 55.8, 55.9 is where we think we may be for the quarter. Unless our newly authorized 200 million stock buyback program, we’re still in a blackout period. At least through the filing of the Q. If that gets lifted and we aggressively get back into the market, that number could come down. But as of right now, probably 55.8 to 55.9 is kind of where we would expect to be.

Pierre Conner —Capital One Southcoast, Inc.—Analyst

Thank you very much, and appreciate it. Sounds like they got that guy that was breaking into my car out there. I’ll turn it back, gentlemen. (laughter)

Dean Taylor —Tidewater—Chairman, President, CEO

Thanks, Pierre.

Operator

Your next question comes from the line of Daniel Burke.

Dean Taylor —Tidewater—Chairman, President, CEO

Hi, Daniel.

Daniel Burke —Johnson Rice & Company—Analyst

Morning, all. Keith, quick question for you on the cost side. Wanted to confirm it sounds like the California costs were in the OpEx line. The litigation for the Nigerian investigation costs, are those in the G&A, then?

Keith Lousteau —Tidewater—EVP, CFO

Well, let me go back to G&A. We reported 31.5 million of G&A. And that number was exceptionally high for the quarter. I wanted to give some estimates or guidance on that particular item back to about 28 million for the September quarter. Part of the California labor settlement was in G&A. In fact about 1.5 million of it was sitting there because we had our attorney fees and attorney fees for the plaintiffs that we had to pay off. We also had the executive retirement additional compensation due to the arrangement, I guess, the amendment of his options caused a GAAP accounting event there. And the Nigerian investigation costs, all of those up are in G&A. We expect a 31.5 to be back down in the range of 28.

And the other two things I omitted was, interest expense was kind of down for the quarter. I expect it to go back up. We did spend 110, $115 million buying stock. So I think interest income will go back to be more reflective of what the March quarter was. And, on the interest expense side, we think it’s going to go back down, because, once again, part of the California labor settlement was an interest charge. So interest was a little overstated by California. G&A was overstated. And the actual costs of the settlement on the crew side is included in the crew numbers. So we’ve kind of got it all over the place.

Daniel Burke —Johnson Rice & Company—Analyst

Okay. Great. That’s helpful. And I guess one more on the OpEx side then. Pretty significant quarters for additional deliveries coming up. Going to be some very accretive vessel additions, of course. But, as you look to the back half of the year, Keith. Is there anything you can offer in terms of how to think about OpEx and the way that’ll look?

Keith Lousteau —Tidewater—EVP, CFO

We go through a very extensive budgeting process every year. And, low and behold, our operating guys — we update it every quarter. Our operating guys always budget expensed R&M quite heavy in the first quarter and in the second quarter. And if you would look at a Tidewater budget, by the fourth quarter it’s almost sitting at zero. They kind of want to get it done early in the year, so they can then go back to generating as best of revenue and profit as they can. I guess where I’m going is that R&M was not as heavy as budgeted in the first quarter. We encouraged some movement of it a little bit back, or to extend it as far as possible.

Operating costs, we would expect significant change in the overall insurance program from where we were this quarter, if our safety programs stays in place. Certainly a $6 million quarter is out of the question. If you go back and look at insurance in the March quarter of last year, insurance was almost zero where at the point where we were able to book the actual cash rebates that come back from the cash market. And then the final kind of consequences of the self-insurance program. So, to tell you we think this 135 to 140 is probably a good level, the 140 level on a go forward basis. We do not see today that number increasing proportionately every quarter. We think the insurance cost should once again come back into line assuming our historical safety record is back in place.

And then R&M is generally more heavily weighted toward the beginning of the year. All of those positives should offset the additional new vessels being delivered. We would, long range over the next two quarters think that 135, 140, probably the 140 number would be as good of an estimate as we could come up with.

Daniel Burke —Johnson Rice & Company—Analyst

Okay, that’s useful. And then, if I could ask one other question just about the market in general. Many of these new build rigs, you mentioned some tenders out on them have these sort of 4 and 5 year term contracts committed against them in the deep water sector. What’s the duration of a tender that you would see against one of those new builds?

Dean Taylor —Tidewater—Chairman, President, CEO

We’re seeing, again, and it varies in the multi-year range. Some as much to cover the 5 years as you would say to match with the rig. Other times several years shorter than that. But it’s still multi-year.

Daniel Burke —Johnson Rice & Company—Analyst

Okay. Great. Thanks.

Dean Taylor —Tidewater—Chairman, President, CEO

Thanks, Daniel.

Operator

At this time, there are no further questions.

Dean Taylor —Tidewater—Chairman, President, CEO

We thank everyone for your interest in our company. We thank you for your participation in the call today. And we wish you all well. Thanks, very much.

Operator

And thank you for participating in today’s conference. You may now disconnect.

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